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                                                                    EXHIBIT 99.1


[Reliant Resources, Inc. Logo]


FOR FURTHER INFORMATION:   Sandy Fruhman, Media  (713) 497-3123
                           Dan Hannon, Investors (713) 497-6149


FOR IMMEDIATE RELEASE:     February 18, 2003



              RELIANT RESOURCES LENDERS EXTEND REFINANCING DEADLINE


HOUSTON, TX - Reliant Resources, Inc. (NYSE: RRI) announced today that its lenders have agreed to extend the February 19, 2003, maturity date of its $2.9 billion Orion bridge loan until March 28, 2003. The company had previously reached an agreement in principle with its three agent banks on the restructuring of $5.9 billion of debt, including the $2.9 billion Orion bridge loan, and launched its debt restructuring proposal to the broader group of participant banks in January. The extension of the February 19, 2003, maturity date will allow each of the banks additional time to review the terms of the restructuring proposal and obtain their internal approvals. The approval of 100 percent of the lenders is required for the transaction to be completed.

"Since we launched our debt restructuring proposal, we have received a favorable response from an overwhelming majority of the participants," said Steve Letbetter, chairman and CEO. "We view the extension of the February 19 maturity date as an important step in securing approval of our bank debt restructuring proposal."

Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. It has approximately 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to more than
1.6 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.




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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ from those expressed or implied by forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital and the results of financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.